                                                                   EXHIBIT 10.29

                     [LETTERHEAD OF THE TRACKER CORPORATION]


March 6, 1996


Mr. John Heeny
Vice President - General Manager
Samsonite Canada Inc.
753 Ontario Street
Stratford, Ontario
N5A 6V1

Dear John:

This letter shall serve as an Agreement between The Tracker Corporation ("Tracker") and Samsonite Canada Inc. ("Samsonite"). The terms and conditions of this Agreement are as follows:

1. Samsonite and Tracker will launch and announce the "Tracker" promotion with Samsonite on April 28, 1996.

2. Tracker will provide and pay for the services of TV celebrity, Angie Dickinson, promoting Tracker and its services in Samsonite's 40th Anniversary even on April 28, 1996.

3. Tracker will supply to Samsonite 70,000 POP mail-back string-tied hanging tags ("Tags"), which Samsonite will affix, to its merchandise, at point of manufacture, to be sold in Canada. Each of these Tags will provide Samsonite customers with an explanation of the benefits of Tracker's Worldwide Recovery service and the opportunity to receive free, compliments of Samsonite, through a mail-back order form, either
         (a) an adhesive Tracker label or (b) a Tracker luggage tag, all included within a "Keep What You Own" brochure, sent by Tracker, and will include a covering welcome letter signed by Samsonite and Tracker.

4. Tracker and Samsonite will mutually prepare the graphics and script to be on the Tags noted in 3 above.

5. Tracker will reimburse Samsonite for the cost of affixing and shipping the Tags. Such costs will be documented and submitted to the attention of Tracker's accounting department at 180 Dundas Street West, Suite 1502, Toronto, Ontario M5G 1Z8 for payment.

6. Tracker will grant Samsonite a one-year exclusivity in the luggage industry within Canada from the date of the signing this Agreement. Tracker will extend the Samsonite exclusivity by a period of one (1) additional year, subject to (a) Tracker receiving a minimum of a 10% upgrade sales response from the total number of Tags as noted in 3 above, and (b) Samsonite continues the "Tracker" promotion for an addItional year on terms and conditions to be mutually agreed upon at that time.

7. All customer information acquired by Tracker through the Samsonite "Tracker" promotion will be considered privileged. Tracker cannot and will not share this information will any third party unless it involves a police investigation.

8. Tracker agrees to obtain authorization from Samsonite to issue a press release regarding the signing of this Agreement. This authorization will not be unreasonably withheld.

We trust this Agreement meets with your approval. Please sign on the appropriate line below. We are looking forward to a long and prosperous business relationship.

Yours truly,

THE TRACKER CORPORATION                             Agreed and accepted by:

/s/                                                 /s/
- --------------------------------                    ----------------------------
Kevin Lewis                                         John Heeny
Account Manager                                     Samsonite Canada Inc.
                                                    Date:  March 7, 1996

cc  Mark Gertzbein, Tracker CFO
    Gigi Lipton, Tracker VP Information Systems